Exhibit 99.1

Transcript of Conference Call

Edited Transcript

The Female Health Company

Third Quarter of FY2016 Operating Results Conference Call

July 28, 2016 at 11:15 AM Eastern

CORPORATE PARTICIPANTS O B Parrish – President and Chief Executive Officer

PRESENTATION

Operator

Good day, ladies and gentlemen, and welcome to The Female Health Company’s Third Quarter Fiscal Year 2016 Conference Call. All participants will be in listen-only mode. Should you need assistance, please signal a conference specialist by pressing the star (*) key followed by zero (0). After today’s presentation, there will be an opportunity to ask questions. Please note this event is being recorded. The statements made on this conference call that are not historical in nature are forward-looking statements, including those regarding the outlook for the Company’s business and those regarding the proposed merger transaction between FHC and Aspen Park Pharmaceuticals and the integration of our two businesses. Such forward-looking statements reflect the Company’s current assessment of the risks and uncertainties related to its business. The Company’s actual results and future developments could differ materially from the results or developments in such forward-looking statements. Factors that may cause actual results or developments to differ materially includes such things as product demand and market acceptance; the timing of receipt and shipment of large orders, competition, the ability to execute on new business strategies, the risks that the proposed transaction with Aspen Park Pharmaceuticals may not be completed in a timely manner or at all, risks that the proposed transaction could disrupt current plans and operations, risks related to the development of Aspen Park’s product portfolio and its business, and other risks detailed in the Company’s press releases, shareholder communications and Securities and Exchange Commission filings. For additional information regarding such risks, the Company urges you to review its 10-Q and 10-K SEC filings. I would now like to turn the conference over to Mr. O B Parrish.

O B Parrish

Thank you, Andrea. Good morning and welcome to The Female Health Company’s third quarter 2016 conference call. Michele Greco, EVP and CFO, is here with me in our Chicago office; Martin Tayler, our EVP of Operations is participating from our London office. This morning first I will address the status of FHC’s proposed merger with Aspen Park Pharmaceuticals, or APP; then I will review the FHC financial results and key factors that may impact future results. Finally, I’ll address the outlook, including the proposed merger with APP. I have asked Mitch Steiner, President and CEO of APP, to participate and assist in answering questions about the merger. As usual, when I refer to years, I am referring to the Company’s fiscal year, which ends September 30th unless otherwise noted.

In July 2014, the Company announced a strategic goal of diversifying the Company’s product line. The objective was to eliminate the risk of being a single-product company and provide an opportunity for higher investor return by creating a multiple high potential proprietary product portfolio. On April 6th of 2016, the Company announced a proposed merger with Aspen Park Pharmaceuticals, fulfilling this objective. A preliminary proxy statement was filed with the SEC on May 18th for a special meeting of shareholders relating to the merger. In response to comments from the SEC staff, a revised preliminary proxy statement was filed on June 21st. I am very pleased to report that the SEC staff has now completed its review of the preliminary proxy statement and we expect to mail out the definitive proxy statement to our shareholders on or about August 8th. On July 15th, the Company announced that July 28th is the record date for the special meeting. The special meeting date will be announced at a later date.

I believe the proposed merger is a remarkable opportunity for three reasons. First, it will mitigate the risk of being a single-product company. Second, it will result in a product portfolio in multiple potential high margin proprietary products targeting large markets. Third, it would significantly broaden and increase our potential growth opportunities.

Female Health

July 28, 2016 at 11:15 AM Eastern

The new company will have five proprietary pharmaceutical product opportunities. Three of the opportunities are candidates for the FDA 505(b)(2) regulatory pathway. This pathway permits the use of established data on currently marketed products for use in applying for new claims and or dosage forms for such products. This may significantly reduce the time required and cost and risk in securing FDA approval.

The new company will include a Women’s Health division and will expand FHC’s existing profitable female health business while developing newly acquired products for breast and ovarian cancer; and a Men’s Health division focusing on the areas of benign prostate hyperplasia, male infertility, hot flashes in men on prostate cancer therapy, gout, and advanced prostate cancer, together with consumer health products for premature ejaculation and sexual health vitamin supplements.

Following the combination, the new company will be named Veru Healthcare Inc. Mitch Steiner will be the president and CEO of the new company. I will serve on the board of Veru Healthcare along with 2 other members selected by The Female Health Company.

Turning to Female Health Company, we believe the decrease in revenues and operating income for the third quarter and year-to-date are due to the volatility of public sector markets, which we have experienced off and on over the years, not any fundamental change in underlying demand for female condoms.

In late 2014, the Company was awarded a tender for Brazil, which resulted in orders for 40 million units, most of which were shipped in 2015, creating a negative comparison with 2016. While the public sector business will continue to be volatile, we believe long-term demand for female condoms will continue to increase due to factors which I will discuss later in this presentation.

For the third quarter, unit sales totaled 10.7 million, down 25% from the third quarter of 2015. I’d like to note, however, that excluding Brazil, unit sales were up 26%, which was a positive for the quarter. Net revenues for the quarter totaled $5.6 million, a decrease of 29% from the prior-year quarter. Gross profit decreased 30% to $3.2 million for a margin of 58% compared with $4.6 million for a margin of 59% in the prior-year quarter. Operating expenses decreased another $94,000, or 25% for the prior-year quarter. Operating income totaled $848,519 for a margin of 15%, a decrease from $1,453,848 or a margin of 19% from the prior-year quarter. Net income totaled $570,000, down 51% from the third quarter of last year. Earnings per diluted share were $0.02 a share, a decrease from $0.04 in the prior-year quarter.

I would like to note something that I believe is important. Of the 29% decrease in revenues due to the public sector volatility, the Company funded investment expenses due to the diversification of $750,000 with no current return during the third quarter. Excluding the investment expenses, operating income totaled $1,598,000, for an operating margin of 29%. Operating income excluding investment expenses such as this is a non-GAAP financial measure. We believe this financial measure is useful for investors as a supplemental measure to evaluate our overall operating performance, particularly given the volatility that the business experiences. A reconciliation of operating income excluding investment expenses to operating income and other information about our use of non-GAAP measures are included in the press release reporting third quarter operating results and have also been posted on our website at femalehealth.com/investors.

Female Health

July 28, 2016 at 11:15 AM Eastern

For the 9 month period, unit sales totaled 35.3 million, down 25% from the first 9 months of 2015. Net revenues totaled $18.6 million, a decrease of 27% from the prior-year period. Gross margin decreased 23% to $11.5 million for a margin of 62% compared with $14.8 million for a margin of 58% for the prior-year period. You will note that we are maintaining high gross margins.

Operating expenses for the first 9 months were $8.2 million, which was down 9% compared to the prior-year period. The investment expense related to the evaluation of an FC2 consumer program and diversification totaled approximately $308,000 and $1,556,000 respectively, for a total of $1,865,452 or $1.9 million in investment expenses with no current return.

Operating income totaled $3.3 million, a decrease of 43% from $5.9 million in the prior-year period. The operating margin was 18% versus 23% in the first nine months of 2015. Excluding the investment expense of approximately $1.9 million that I just mentioned, operating income was $5.2 million for an operating margin of 28%. Net income decreased 42% to $2.1 million for a margin of 11% from $3.6 million for a margin of 14% in the first nine months of 2015. Earnings per diluted share were $0.07 per share, a decrease of 46% from $0.13 per diluted share in the prior-year period.

Turning to cash flow, cash flow from operations was a negative ($891,000), which included funding the investment expense I mentioned of $1.9 million and the negative change in operating assets of $4.5 million. Excluding the $1.9 million for the extraordinary investment expense I mentioned, FHC would have had $973,000 positive cash flows from operations for “a down year”. I should mention cash flow from operations excluding investment expense is also a non-GAAP financial measure. We believe this measure is useful for investors as a supplemental measure to evaluate our overall operating performance. A reconciliation of cash flow from operations excluding investment expense to cash flow from operations has been posted on our website femalehealth.com/investors.

A comment on Brazil receivables. The current interim Brazilian president, Michael Temer, has publicly expressed the need to quickly begin restoring confidence in Brazil’s economy. His team is looking at various legislation to do so, including repayment of expense. The impeachment trial of the former Brazilian president Rousseff continues, and a number of observers believe that this could be resolved as early as late August. Resolution through this trial in making Temer a permanent president would be a positive outlook in terms of having a stable economy in Brazil. The Company has received significant orders from Brazil over a 10-year period. During this, we experienced delays with payments but never a default, and to date no defaults have been reported in reference to the current situation in Brazil. Companies in Brazil and outside of Brazil are continuing to do business with the government and given the most recent developments, we are confident that we will be paid. I should also mention that Brazil is currently considering a significant new tender for female condoms reflecting the Zika virus epidemic, which would result in our being paid directly by Brazil or possibly if it were funded by the World Bank.

Turning to tax loss carry forwards, while the Company no longer recognizes tax benefits on its P&L statements, it is important to note that the net operating loss carry forwards will continue to be utilized to reduce cash payments for taxes charged. For the first nine months of 2016, the Company recorded tax expense of $1,032,840. However, we paid only $276,284 in taxes, or

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July 28, 2016 at 11:15 AM Eastern

just 27% of the total charge recorded. This resulted in cash savings of $756,556 for the period. As of June 30th of this year, the Company had tax loss carry forwards of $12.6 million in state and $13 million in federal in the US and $61.9 million in the UK, which may be used to significantly reduce future cash payments for taxes. The UK tax loss carry forwards don’t expire.

In summary, I am very pleased with the merger progress and I am also pleased with the Company’s capacity to fund $1.9 million in investment expense with no current return during a down period due to public sector volatility and remain profitable without debt.

There are five key factors that will impact future results. First, the merger with APP, if completed, would create a new company with multiple product opportunities which I have discussed earlier. Second, in reference to the female condom market, the prevention of HIV/AIDS, other sexually transmitted infections, and unintended pregnancies remains important. HIV/AIDS still is a leading cause of death among women 15-44 years of age worldwide. In the US, unintended pregnancies cost American taxpayers $21 billion a year.

The Zika virus continues to spread throughout Latin America and the US. In US, the first deaths due to the virus and children born with microcephaly have been reported. There have been new discoveries regarding the Zika virus. It can remain active in semen for up to 60 days. It may cause deformities in babies even if the mother shows no symptoms. It may be transmitted through oral sex. It may be transmitted not only from men to women during sex, but from women to men. The World Health Organization just issued a strategic Zika response plan. A key focus in this plan was on prevention of disease in reference to sex and pregnancy. On July 15th, the CDC in the US issued a press release updating their guidance regarding the prevention of sexual transmission of the virus. It also specifically recommends the use of male and female condoms to prevent transmission. We believe the female condom is an ideal prevention product.

Fourth is looking at the consumer aspect of the female condom in the US. As I previously noted, it is reimbursed by Obamacare. It is an OTC product but to get the reimbursement a prescription must be written. In a corollary development, in some states, women may receive electronic prescriptions subsequent to a discussion with a physician without an in-person visit or examination. This provides an opportunity for physicians to legally prescribe FC2 electronically, send the prescription to the patient, a pharmacy, or other provider. The patient receives the product for no cost in a larger quantity. The physician and distributor receive a fee. This is a remarkable opportunity to fulfill the consumer business. We are building this new development into our approach to the consumer program.

The fifth element, or factor, is the importance of training and education in reference to competition. The 21st International HIV/AIDS Conference was held in Durban, South Africa earlier this month. Attendance was 20,000 people. The Company had a significant positive presence and announced a new colored version of the FC2, which was extremely well received at Durban. The Company was sought after by a number of different organizations for its education and training programs. It’s the only company providing this type of education and training and is well recognized for it. We believe this will be a major factor in keeping FHC as a market leader in female condoms worldwide.

Now I would like to turn to the outlook for the Company. I believe the long-term outlook is outstanding and in my opinion, it has never been better. There are four points that make me

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July 28, 2016 at 11:15 AM Eastern

feel this way. First, the proposed merger providing multiple proprietary product opportunities. Second, products that are complementary to the female condom to create a Women’s Health division. Third, the impact of the Zika virus and the contribution that FC2 can make in controlling the Zika virus. And fourth, the changes in the US market permitting electronic prescriptions for birth control products without an examination and concurrent Obamacare reimbursement for FC2. Now we will take some questions, Andrea.

QUESTIONS AND ANSWERS

Operator

Ladies and gentlemen, at this time we will begin the question-and-answer session. To ask a question you may press star (*) then one (1) on your telephone keypad. If you are using a speakerphone we ask that you please pick up your handset before pressing the keys to ensure the best sound quality. To withdraw your question, please press star (*) then two (2). We do ask that you please limit your questions to 2 at a time. If you have further questions you may reenter the questions queue. Once again, this is star (*) then one (1) to rejoin the question queue. We will pause momentarily to assemble our roster. Again, if you would like to ask a question, please press star (*) then one (1). Our first question comes from Brian Schartz from…

O B Parrish

Hello?

Operator

Again, if you’d like to ask a question please press star (*) then one (1).

[Question and answer period ended]

Ladies and gentlemen, this concludes our question-and-answer session. I would like to turn the conference back over to management for any closing remarks.

CONCLUSION

O B Parrish

Thank you, Andrea. We look forward to concluding the merger. We look forward to having the proxy go out in early August, and to the special shareholders meeting, and we appreciate your support. Ok, Andrea, you can talk about the replay, please.

Operator

Yes, sir. To access the digital replay of this conference, you may dial 1-877-344-7529 or 1-412-317-0088 beginning at 9:00 AM on August 1st. You will be prompted to enter a conference number, which is 10090408. Please record your name and company when joining. The conference is now concluded, and thank you for attending today’s presentation. You may now disconnect your lines.

Female Health

July 28, 2016 at 11:15 AM Eastern